Exhibit 99.1

Contact:	Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Amends its Bank Credit Agreement

Extends Unsecured Line of Credit to March 2019 and Repays Term Loans

HOUSTON, Texas – July 12, 2016 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced today that it has amended its $500 million senior unsecured revolving credit agreement to, among other things, extend the maturity date of $357.9 million in revolving credit commitments of certain lenders from September 27, 2017 to March 27, 2019. In addition, the Company has repaid the entire outstanding $230 million principal amount of its bank term loans, and has $70 million outstanding under the revolving credit facility.

The amendment provides that borrowings under the revolving credit facility will be subject to a borrowing base calculated by reference to the Company’s and certain of its subsidiaries’ eligible equipment, inventory, accounts receivable and unencumbered cash. When the borrowing base is determined based on July 31, 2016 balances, the Company expects its borrowing base to be approximately $360 million.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We are very pleased to have entered into this extension of our senior unsecured credit agreement, and we appreciate the confidence in our Company shown by the extending lenders.”

John Vollmer, Patterson-UTI’s Chief Financial Officer added, “We believe that we have further solidified the Company’s liquidity with this credit facility amendment. The repayment of the two bank term loans reduces our interest costs going forward and, with these repaid, we do not have any term debt maturities until October 2020. Also, we believe the modified line of credit with an extended maturity of March 27, 2019 will provide us with ample liquidity to finance working capital requirements during a recovery in industry activity. Additionally, we believe the amended credit facility effectively eases our ability to pay quarterly cash dividends compared to the restrictive covenant in the now-terminated term loan agreement.”

The amendment also amends the interest rates applicable to borrowings under the credit agreement such that the borrowings will bear interest until September 27, 2017 at either the eurodollar rate plus a margin ranging from 2.75% to 3.25% or at the base rate plus a margin ranging from 1.75% to 2.25%, in each case based on the Company’s debt to capitalization ratio, and on and after September 27, 2017 at either the eurodollar rate plus a margin ranging from 3.25% to 3.75% or at the base rate plus a margin ranging from 2.25% to 2.75%, in each case based on the Company’s excess availability under the credit agreement.

The amendment also, among other things, amends the debt to capitalization ratio covenant to decrease the maximum permitted ratio to 40%, adds an anti-cash hoarding covenant that limits the holding of proceeds from a borrowing, and adds a covenant that restricts the Company’s ability to pay dividends and make equity repurchases in certain circumstances. The Company would be permitted to make dividend payments and equity repurchases if before and immediately after giving effect to such payment, the pro forma debt service coverage ratio is at least 1.50 to 1.00.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; decline in, and ability to realize, backlog; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; legal proceedings; ability to effectively identify and enter new markets; governmental regulation; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.